EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-145155 and 033-80093) and Form S-8 (No. 333-80739, 333-27837 and 333-107326) of Union National Financial Corporation of our report dated March 31, 2011, relating to the consolidated financial statements which appears in this Annual Report (Form 10-K).

/s/ PARENTEBEARD LLC

Lancaster, Pennsylvania
March 31, 2011